Exhibit 10.44
Employment Agreement
Amendment No. 1

THIS AMENDMENT, made as of the 8th day of December, 2002, by and between UAL Corporation, a Delaware corporation ("UAL") and United Air Lines, Inc., a Delaware corporation ("UA", UAL and UA sometimes collectively referred to as "United") and Glenn F. Tilton ("Executive").

WITNESSETH THAT:

WHEREAS, the parties hereto have executed an employment agreement, dated as of September 5, 2002 providing for the employment by United of the Executive (the "Employment Agreement"); and

WHEREAS, the parties hereto hereby desire to amend the Employment Agreement ("Amendment");

NOW THEREFORE, the parties hereto hereby agree as follows:

         1.       Section 3.b. shall be amended to read as follows:

    b. Base Salary.  During the Employment Period, the Company will pay the Executive a base salary (the "Base Salary") at an initial rate of $950,000 per year in accordance with the Company's standard payroll practices to be reduced by 11% commencing with the first pay period following the filing of a Chapter 11 petition with the U.S. Bankruptcy Court / to $845,500 commencing on December 16, 2002. The Base Salary will be reviewed as part of the normal salary administration program for the Company's senior executives by the Compensation Committee of the Board (the "Committee"), for purposes of considering increases in the Executive's Base Salary in light of the Committee's executive compensation philosophy statement then in effect, the performance by the Executive of his duties under this Agreement, and base salaries of chief executive officers of companies in the peer group identified by the Committee in its executive compensation policy.  During the Employment Period the Committee will review and consider further increases in the Base Salary, at times and pursuant to the procedures used in connection with considering base salary adjustments for United's other senior executives.  Base Salary will not thereafter during the term of this Agreement be decreased, unless such reduction (i) is approved by the Board in accordance with the standards set forth in the UAL Restated Certificate of Incorporation, and (ii) is applied on a proportionally similar and no less favorable basis to Executive than to substantially all other management employees of United.

  2.       No Other Changes.  In all other respects, the provisions of the Employment Agreement shall remain unchanged and in full force and effect.

                    IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

UAL CORPORATION

/s/ Glenn F. Tilton	By /s/ Francesca M. Maher
Glenn F. Tilton	Francesca M. Maher
Senior Vice President,
General Counsel and Secretary